UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported)  June 13, 2005 (June 9, 2005)

Sequa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdictionof Incorporation)

               1-804   13-1885030

    (Commission File Number) (IRS Employer Identification No.)

         200 Park Avenue, New York, New York    10166

      (Address of Principal Executive Offices)     (Zip Code)

(212) 986-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

            On June 9, 2005, the Company entered into employment agreements with two of its named executive officers - Martin Weinstein, Vice Chairman and Chief Executive Officer of the Company and with Gerald M. Dombek, Senior Vice President, Metal Coating (the "Employment Agreements").  The Employment Agreements are effective as of May 31, 2005, and terminate on May 30, 2007, unless the term is extended by the parties prior thereto.  The Employment Agreements supercede the prior agreements between Messrs. Weinstein and Dombek and provide (1) for a base salary amount, (2) that the base salary may be increased (but not decreased) by the Company in its sole discretion, (3) for participation in various company benefit programs, (4) that employee is eligible to participate in the Company's Management Incentive Bonus Plan for Corporate Executive Officers (Dr. Weinstein), the Company's Management Incentive Bonus Plan for Operating Divisions (Mr. Dombek) and the Company's Long-Term Incentive Plan, (5) the use of a Company automobile in accordance with the Company's policies; and (6) vacation in accordance with the Company's policies.  The Employment Agreements specify the circumstances under which employment may be terminated by either party.  In the event that the executive is terminated without Cause (as defined in the Employment Agreement), then the Company will pay to the executive accrued salary, certain accrued benefits, twelve months' base salary or the base salary for for the balance of the term (whichever is greater), and the executive will be permitted to exercise any vested options.  If the Employment Agreement is not renewed at the end of the initial term or any extension thereof, the executives are deemed to be employed at will.  In those circumstances, if the executive voluntarily terminates his employment, he will receive accrued salary, certain accrued benefits, twelve months' base salary, and the executive will be permitted to exercise any vested options.  The Employment Agreements contain certain covenants with respect to confidential information, non-competition, and non-solicitation of customers, employees and contractors which remain in effect for one year after the executive terminates employment with the Company.  In the event that the Company elects to hold the executive to the non-competiton restrictions after the one-year provision, then the Company will pay the executive his base salary during that time.

            Concurrently with the execution of the prior employment agreement between the Company and Dr. Weinstein, he executed a trade secret agreement that remains in effect to the extent that its terms do not conflict with any terms of the new Employment Agreement.  The trade secret agreement can be found as an exhibit to the prior employment agreement which is filed as Exhibit 10.35 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

            Mr. Dombek executed a trade secret agreement on March 1, 2004 that remains in effect to the extent that its terms do not conflict with the new Employment Agreement.  The trade secret agreement can be found as an exhibit to an amendment to the prior employment agreement which is filed as Exhibit 10.50 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

            The foregoing description is a summary of material provisions of the Employment Agreements.  It does not purport to be a complete description of the Employment Agreements and is qualified in its entirety by reference to the Employment Agreements, which are filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(c)                        Exhibits.  The following exhibits are filed herewith and incorporated herein by reference:

10.1            Employment Agreement dated as of May 31, 2005 between Sequa Corporation and Martin Weinstein.

10.2                        Employment Agreement dated as of May 31, 2005 between Sequa Corporation and Gerald Dombek.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SEQUA CORPORATION

                        By: /s/ John J. Dowling III

                        John J. Dowling III

                        Senior Vice President, Legal

Dated:  June 13, 2005